Exhibit 99.1

Veramark Announces Fourth Quarter Results

PITTSFORD, N.Y.--(BUSINESS WIRE)--Veramark Technologies, Inc. (OTC BB:VERA.OB) a leading provider of communication management solutions, today announced financial results for its fourth quarter and year ended December 31, 2007. For the quarter ended December 31, 2007 Veramark® reported a net loss of $443,000, or $0.05 per share, on sales of $2,594,000. For the same quarter of 2006 Veramark reported a net loss of $51,000, or $0.01 per share, on sales of $2,721,000. For the year ended December 31, 2007 Veramark’s net loss of $706,000, or $0.08 per share, compared with a net loss of $488,000, or $0.06 per share, for the year ended December 31, 2006. Veramark’s 2007 sales of $11,919,000 represented an increase of 15% from sales of $10,361,000 for the year ended December 31, 2006.

Commenting on the results, Ronald C. Lundy, Veramark’s Chief Financial Officer stated, “We are pleased that in 2007 sales increased as compared to the prior year and that cash flow was positive. The net loss for the year was due in large part to the one time costs associated with issuance of stock options and severance payments to previous management under contractual obligations and the cost of recruiting a new CEO.” Veramark reported in December 2007 that Tony Mazzullo had joined the company as President and Chief Executive officer, effective January 1, 2008.

Veramark will conduct a teleconference, hosted by Mazzullo, to discuss recent developments and 2007 results on Thursday, February 14, 2008 at 2:00 PM Eastern Time. To access the conference call dial 800-909-5202 and reference the Veramark Technologies conference call access code 9918954.

About Veramark Technologies, Inc.

Veramark has set the industry standard for technological excellence, application experience, and process expertise. Veramark is a leading provider of telemanagement software solutions that enable organizations to gain visibility into, and control over their communications spend. Veramark’s Telecom Expense Management (TEM) service is built on its VeraSMART Enterprise Communications Management Suite, an easy-to-use, fully integrated, totally Web-based software application that enables rapid implementations of outsourced, hosted or licensed solutions. Veramark’s market-leading TEM solutions automate the entire communications environment from sourcing communication services, through service management, inventory management, auditing, invoice disputes, approvals, and payment. For more information, visit www.veramark.com.

VERAMARK TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Fourth Quarter Ended
	December 31,

	2007	2006
Sales	$2,593,887	$2,721,036
Income (Loss) Before Taxes	(443,350)	(50,939)
Income Taxes	-	-
Net Income (Loss)	$(443,350)	$(50,939)
Net Income (Loss) Per Diluted Share	$(0.05)	$(0.01)
Diluted Weighted Average
Number of Shares Outstanding	9,088,868	8,847,518

	Fiscal Year Ended
	December 31,

	2007	2006
Sales	$11,918,852	$10,361,150
Income (Loss) Before Taxes	(706,049)	(488,341)
Income Taxes	-	-
Net Income (Loss)	$(706,049)	$(488,341)
Net Income (Loss) Per Diluted Share	$(0.08)	$(0.06)
Diluted Weighted Average
Number of Shares Outstanding	8,972,412	8,843,154

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

CONTACT:
Veramark Technologies, Inc.
Tony Mazzullo, 585-381-6000
President and CEO
tmazzullo@veramark.com